Exhibit 99.1

FOR IMMEDIATE RELEASE

COMPRESSCO PARTNERS, L.P. ANNOUNCES

TRANSFORMATIONAL $825 MILLION ACQUISITION OF

COMPRESSOR SYSTEMS, INC. FROM WARREN EQUIPMENT COMPANY

Oklahoma City, Oklahoma (July 20, 2014) – Compressco Partners, L.P. (Compressco or the Partnership) (NASDAQ: GSJK) today announced that Compressco has entered into a definitive agreement to purchase all the outstanding shares of Compressor Systems, Inc. (CSI) for $825 million in cash, subject to working capital and other adjustments.

This acquisition is expected to increase Compressco’s total horsepower offering from approximately 187,000 to over 1,045,000, and will allow Compressco to utilize an expanded range of compressor packages (from 20 HP units to 2,370 HP units) for compression services to customers. It is anticipated that this expansion of Compressco’s service offerings will allow the Partnership to participate in the compression market at a broader level.

CSI, founded in 1971 and based in Midland, Texas, is the largest privately held, full service natural gas compression provider in the U.S. CSI fabricates, sells, and maintains natural gas compressors and provides compression services that cover the entire natural gas production and transportation cycle to a broad customer base. CSI owns one of the largest fleets of natural gas compression equipment in the United States, with over 275 units in the 1,000 horsepower and larger range. In addition, CSI fabricates and sells engine-driven oilfield fluid pump systems primarily for the international market.

For the twelve months ended March 31, 2014, CSI’s aggregate revenues were $311 million, and EBITDA was $82.3 million.

Compressco has obtained committed financing to complete the transaction, which is expected to close in early August. However, it is currently anticipated that financing will include Compressco’s issuance of approximately $400 million of public equity and $350 million of publicly-rated senior notes, with the balance being drawn from a $400 million revolving credit facility. TETRA Technologies, Inc. (TETRA), the indirect 100% owner of Compressco’s general partner, expects to purchase common units in the equity offering and make contributions to maintain its approximate 2% general partner interest in an aggregate amount of up to $40 million.

Ronald J. Foster, President of Compressco Partners, remarked, “I am thrilled to announce the acquisition of CSI. The combined company will bring together two industry leaders, each with a strong reputation for “Best in Class” service, that will provide value-driven services for our customers, generate strong returns for unit holders, and continue to provide a safe, long-term work environment for employees. The acquisition will create a complementary portfolio of compressor units and services to address a wide range of applications targeting the oil, liquids and natural gas markets in both domestic and international areas.”

Mr. Foster continued, “Our stated strategy of “scale through growth” by pursuing parallel paths of organic growth and M&A opportunities is greatly advanced by this transformative transaction. We are excited to broaden our existing services to include production enhancement at the wellhead, vapor recovery at production facilities, gas-lift artificial lift in completion and production, and infrastructure compression for midstream and downstream customers. The combined management talent of the two companies will be a “game changer” in the compression industry, given the breadth of experience in all facets of providing world class customer service. Part of the strategic rationale for this transaction includes the creation of synergies of between $5 million and $10 million on an annualized basis beginning in 2015, from factors such as:

•	critical mass and cash flow stability;

•	complementary fleet and services including common infrastructure;

•	broad range of compression service applications from 20HP – 2,370HP;

•	increased market exposure through broad product offerings in shale basins;

•	leveraged opportunities for geographic expansion in the U.S. and internationally; and

•	significant manufacturing, engineering and technology opportunities.

“Looking forward, the combined organization will be led by Tim Knox, CSI’s current President. I will take on the role of Senior Vice President and Chief Marketing Officer, and James Rounsavall will serve as Chief Financial Officer. We believe that this blending of the current CSI and Compressco leadership will provide continuity for both organizations, while retaining valuable institutional knowledge and industry experience. When we have completed this acquisition, the combined management teams across TETRA, Compressco and CSI will be managing a world-class global enterprise that will create value for both TETRA and Compressco shareholders.

“Based on a number of specific assumptions, Compressco management expects to be able to recommend to its Board of Directors a 12-14% increase in the cash distribution per outstanding common unit attributable to the quarter ending December 31, 2014 (the first full quarter following the acquisition), compared to the $0.4525 distribution per outstanding unit, or $1.81 per outstanding unit on an annualized basis, attributable to quarter ended June 30, 2014. To meet the strong demand for compression services, following the acquisition, Compressco expects to grow capital expenditures to between $90 and $100 million in 2015, which will provide incremental revenues and is expected to facilitate additional increases in cash distributions. Compressco currently expects to maintain a coverage ratio of 1.2 times distributable cash flow to distributions, consistent with our past practices.”

Following the transaction, it is currently expected that TETRA’s ownership of the Partnership will be reduced to approximately 46%. TETRA will maintain 100% ownership of the Partnership’s general partner, and will continue to consolidate the results of Compressco in its financial statements.

TETRA and Compressco Partners will host a conference call to discuss the acquisition on Monday, July 21, 2014 at 9:30 am Eastern Time. Stuart M. Brightman, TETRA’s President and Chief Executive Officer, Ron Foster, Compressco’s President, Elijio V. Serrano, TETRA’s Chief Financial Officer and James Rounsavall, Compressco’s Chief Financial Officer, will host the call. The phone number for the call is 877/870-4263. The conference will also be available by live audio webcast and may be accessed through the Compressco Partners website at www.compressco.com.

Compressco Partners is a provider of compression-based production enhancement services, which are used in both conventional wellhead compression applications and unconventional compression applications, and in certain circumstances, well monitoring and sand separation services. Compressco Partners provides services to a broad base of natural gas and oil exploration and production companies operating throughout many of the onshore producing regions of the United States. Internationally, Compressco Partners has significant operations in Mexico and Canada and a growing presence in certain countries in South America, Europe, and the Asia-Pacific region. Compressco Partners is managed by Compressco Partners GP Inc., which is an indirect, wholly owned subsidiary of TETRA Technologies, Inc. (NYSE: TTI).

Forward Looking Statements

This press release includes certain statements that are deemed to be forward-looking statements. Generally, the use of words such as “may,” “expect,” “intend,” “estimate,” “projects,” “anticipate,” “believe,” “assume,” “could,” “should,” “plans,” “targets” or similar expressions that convey the uncertainty of future events, activities, expectations or outcomes identify forward-looking statements. These forward-looking statements include statements concerning: Compressco’s Partners’ ability to consummate the proposed acquisition; the expected timing of the closing of the acquisition; Compressco Partners’ anticipated financing of the proposed acquisition and its ability to finance the acquisition; anticipated benefits and growth of Compressco Partners following the proposed acquisition, including increases in cash distributions per unit; financial guidance, estimated distributable cash, estimated earnings, earnings per unit, and statements regarding Compressco Partners’ beliefs, expectations, plans, goals, future events and performance, and other statements that are not purely historical. These forward-looking statements are based on certain assumptions and analyses made by Compressco Partners in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of Compressco Partners including the ability of Compressco Partners to successfully integrate the operations of CSI and the ability to realize the anticipated benefits of the proposed acquisition. Investors are cautioned that any such statements are not guarantees of future performances or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Neither Compressco’s independent auditors, nor any other independent accountants or experts have expressed any opinion or any other form of assurance related to the Partnership’s estimates of increased cash available for distribution or their achievability, but in the view of Compressco management, these estimates were prepared on a reasonable basis, reflect the best currently available information and represent, to the best of management’s knowledge and belief, Compressco’s expected course of action. However, this information is not fact and this statement should not be regarded as a representation by Compressco that it will pay such increased cash distributions. Some of the factors that could affect the Partnership’s actual results and the ability of Compressco Partners to increase its cash distributions per common unit as described above are described in Compressco Partners’ Annual Report on Form 10-K for the year ended December 31, 2013, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the U.S. Securities and Exchange Commission. Compressco Partners undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

Contact:

Compressco Partners, L.P., Oklahoma City, Oklahoma

Ronald J. Foster, 405/677-0221

Fax: 405/619-9244

www.compressco.com

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